EXHIBIT 23 (A)





                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS




Presstek, Inc.
Hudson, New Hampshire




We hereby consent to the incorporation by reference in the respective Prospectuses constituting part of the Registration Statements on Form S-8 (Nos. 33-80466, 33-61215 and 33-39337) and on Form S-3 (No. 33-48342), of our report dated February 16, 1996, except for Note 12(b) for which the date is September 3, 1996, relating to the financial statements and schedule of Presstek, Inc. appearing in the Company's Annual Report on Form 10-K/A for the year ended December 30, 1995.



We also consent to the references to us under the caption "Experts" in the Prospectuses.



/s/  BDO SEIDMAN, LLP
     --------------------
     BDO SEIDMAN, LLP



New York, New York
September 3, 1996